Exhibit 23.3

Consent to be Named as a Director Nominee

In connection with the filing by Southeastern Grocers, Inc. of the Registration Statement No. 333-249554 on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Southeastern Grocers, Inc. in the Registration Statement and any and all amendments and supplements thereto.  I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: November 3, 2020	/s/ Shannon Campagna
Signature
Shannon Campagna